UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 21, 2009

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

98 San Jacinto Blvd., Suite 220
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As previously disclosed by Stratus Properties Inc. (“Stratus”), on June 26, 2009, Stratus Partnership Investments, L.P. (“Stratus Partnership Investments”), a subsidiary of Stratus that is jointly managed by Stratus and Canyon-Johnson Urban Fund II, L.P. (“Canyon-Johnson”), entered into an Assignment and Assumption of Note, Mortgage and Other Loan Documents (the “Assignment”) with Corus Bank, N.A. (“Corus”) whereby Corus assigned to Stratus Partnership Investments the Loan Agreement, the Note, and the related priority lien Mortgage and other related documents (collectively, the “Corus Loan Documents”) along with the outstanding balance under the Corus Loan Documents of approximately $2.2 million.  As full consideration for the Assignment, Stratus Partnership Investments paid $250,000 to Corus.

Effective October 21, 2009, Stratus Partnership Investments assigned and transferred the Corus Loan Documents to Beal Bank Nevada (“Beal Bank”).  In connection with the assignment, CJUF II Stratus Block 21 LLC (the “Company”), as borrower, and Beal Bank, as lender, entered into an amended and restated loan agreement, an amended and restated promissory note and related loan documents (the “Beal Loan Agreement”), which provide for a secured loan to the Company to finance the development of Block 21, a 36-story mixed-use development in downtown Austin, Texas, anchored by a W Austin Hotel & Residences (the “Project”).  Pursuant to the Beal Loan Agreement, the Company may borrow up to an aggregate of $120 million to fund the construction, development and marketing costs of the Project.

The Beal Loan Agreement contains customary financial covenants and other restrictions.  Amounts borrowed under the Beal Loan Agreement will bear interest at an annual rate equal to The Wall Street Journal Prime Rate, as it changes from time to time, plus 6¼ percent.

Borrowed amounts may not be prepaid, in whole or in part, prior to the third anniversary of the date of the Full Loan Opening, which is defined under the Beal Loan Agreement as the first disbursement of loan proceeds to the Company following the disbursement made to the Company at the closing of the Loan Agreement.  Borrowed amounts may be prepaid in whole or in part following the third anniversary of the date of the Full Loan Opening and on or prior to the fourth anniversary of the date of the Full Loan Opening, subject to a prepayment fee equal to 1% of the amount of principal being prepaid.  Optional prepayments made after the fourth anniversary of the date of the Full Loan Opening are not subject to prepayment premiums or fees.  In addition, as and when residential condominium units are sold by the Company, all Net Sales Proceeds (as defined under the Beal Loan Agreement) from the sale of the residential unit sold, and all Net Operating Income (as defined under the Beal Loan Agreement), must be offered to Beal Bank as a principal prepayment under the Loan Agreement.  Beal Bank, in its sole discretion, may at any time elect to accept or reject any offered prepayments.

Repayments under the Beal Loan Agreement may be accelerated by the lender upon the occurrence of customary events of default.  The Beal Loan Agreement matures on October 21, 2014.  The full payment and performance of the Beal Loan Agreement has been guaranteed by each of Stratus and Canyon-Johnson.

A copy of the press release relating to this announcement is attached as Exhibit 99.1.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ Erin D. Pickens
----------------------------------------
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date:  October 22, 2009

Stratus Properties Inc.
Exhibit Index

Exhibit
Number

99.1	Press Release dated October 22, 2009, titled “W Austin Hotel & Residences Secures Construction Financing to Complete Project on Schedule.”